Exhibit 16.1

April 25, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read TransCommunity Financial Corporation's statements included under Item 4.01 of its Form 8-K filed on April 25, 2007, and we agree with such statements concerning our Firm, however, we have no basis to agree or disagree with the statements in the last paragraph of Item 4.01 of the Form 8-K.

Very truly yours,

McGladrey & Pullen, LLP

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.